Exhibit No. (99)

BEAR STEARNS AND CALPINE FORM ENERGY MARKETING AND TRADING VENTURE: CALBEAR ENERGY

(NEW YORK, NY) /BusinessWire – First Call /September 8, 2005 — The Bear Stearns Companies Inc. [NYSE: BSC] and Calpine Corporation [NYSE: CPN] announced today that they have agreed to form a new energy marketing and trading venture to develop a significant customer business focused on physical natural gas and power trading and related structured transactions. CalBear Energy LP (CalBear), a wholly owned Bear Stearns subsidiary, will benefit from the financial resources, risk management expertise and client reach of Bear Stearns, complimented by the market knowledge, technology, trading ability, deal flow and customers of Calpine. These strengths will provide a solid foundation to establish the new venture's market position in the growing merchant energy trading business. It is anticipated that CalBear trading operations will begin in the fourth quarter of 2005, following the requisite regulatory approvals. A conference call will take place today at 10:30 a.m. eastern daylight savings time to discuss this new venture.

Commenting on the transaction, Warren Spector, President and Co-Chief Operating Officer of Bear Stearns, said, “We are very excited about the formation of CalBear and working with Calpine in this venture. This transaction provides us with a unique opportunity to quickly become a leading provider of liquidity, execution and clearing services in the physical energy market without compromising our disciplined approach to risk and capital allocation. Many of our hedge fund, institutional investor, public finance and private equity clients are active users of energy price risk management services. Acquiring the expertise necessary to properly serve their needs has been a strategic priority for the firm. Calpine was our choice in this venture because of their professionalism and commitment to providing the best service to their clients.”

Peter Cartwright, Calpine Chairman, President and Chief Executive Officer, said, “We are very pleased about the creation of CalBear and teaming up with Bear Stearns as we will build upon the strengths of both of our organizations. This energy trading venture will enable us to create more value for our shareholders and to provide additional opportunities for our customers and employees. As we looked to set up the ideal energy trading organization, we felt strongly that venturing with the right financial institution was essential for us to maximize returns from Calpine’s investments. Bear Stearns is the right institution.”

In connection with this transaction, Calpine has formed a wholly owned subsidiary, Calpine Merchant Services Company, Inc. (CMSC), that will include the employees and information infrastructure of the highly regarded Calpine subsidiary, Calpine Energy Services, L.P. (CES). CalBear has entered into an agreement with CMSC that provides for CMSC to be its exclusive agent to execute power and natural gas trades with CalBear clients that have entered into master trading agreements guaranteed by Bear Stearns. CMSC will also provide scheduling and back office services to CalBear from its offices in Houston. CMSC will be compensated for its services through a service fee equal to 50 percent of the profits of CalBear.

The transaction also includes a $350 million credit intermediation agreement between CalBear and CES. Under the terms of this arrangement, CalBear will enter into approved transactions to sell power and acquire natural gas up to 61 days in advance with clients that have entered into master trading agreements guaranteed by Bear Stearns. The economics of these transactions will be passed on to CES through offsetting trades. CalBear’s counterparty exposure to CES will be mitigated through the use of margin requirements and a master netting agreement covering all CES transactions with CalBear. It is anticipated that this credit intermediation agreement will provide CES with additional flexibility and the opportunity to expand the operating margins of Calpine’s generating assets. In addition, the agreement is expected to increase Calpine’s working capital position through the return of cash currently posted as collateral.

In addition, CMSC, acting as agent for CES, will provide all of the asset management services required by Calpine’s power generation fleet. Calpine will retain all of the economics of these assets.

Conference Call Information

Bear Stearns and Calpine will host a conference call this morning to discuss this energy marketing and trading venture. The call is scheduled to begin at 10:30 a.m. eastern daylight savings time today, Thursday, September 8, 2005. To participate via the teleconference (in listen-only mode), please dial 1-888-603-6685 (1-706-634-1265 for international callers) at least five minutes before the start of the call. In addition, Calpine will simulcast the conference call and presentation live via the Internet. The webcast and presentation will be available for 30 days on Calpine’s investor relations’ page at www.calpine.com.

About Bear Stearns

Founded in 1923, Bear, Stearns & Co. Inc. is a leading investment banking and securities trading and U.S. registered brokerage firm, and the major subsidiary of The Bear Stearns Companies Inc. [NYSE:BSC]. With approximately $49.4 billion in total capital, Bear Stearns serves governments, corporations, institutions and individuals worldwide. The company’s business includes corporate finance and mergers and acquisitions, institutional equities and fixed income sales and trading, securities research, private client services, derivatives, foreign exchange and futures sales and trading, asset management and custody services. Through Bear, Stearns Securities Corp. (BSSC), Bear Stearns offers financing, securities lending, clearing and technology solutions to hedge funds, broker-dealers and investment advisors. BSSC is a member of the NYSE, NASD and SIPC. Headquartered in New York City, the company has approximately 11,000 employees worldwide. For additional information about Bear Stearns, please visit the firm’s website at http://www.bearstearns.com.

About Calpine Corporation

A major power company, Calpine Corporation supplies customers and communities with electricity from clean, efficient, natural gas-fired and geothermal power plants. Calpine owns, leases and operates integrated systems of plants in 21 U.S. states and three Canadian provinces. Its customized products and services include wholesale and retail electricity, natural gas, gas turbine components and services, energy management, and a wide range of power plant engineering, construction and operations services. Calpine was founded in 1984. It is included in the S&P 500 Index and is publicly traded on the New York Stock Exchange under the symbol CPN. For more information about Calpine, please visit the company’s website at www.calpine.com.

Media Contact:	Russell Sherman Bear, Stearns & Co. Inc. (212) 272-5219	Katherine Potter Calpine Corporation (408) 995-5115, Ext. 1168
Meg Laidlaw Calpine Corporation (713) 830-8655
Investor Contact:	Elizabeth Ventura Bear, Stearns & Co. Inc. (212) 272-9251	Rick Barraza Calpine Corporation (408) 995-5115, Ext. 1125
Karen Bunton Calpine Corporation (408) 995-5115, Ext. 1121